Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 21, 2012 (July 24, 2012 as to the presentation of and disclosures related to comprehensive income as described in Note 1) relating to the consolidated balance sheets of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the three fiscal years in the period ended January 28, 2012 and the related financial statement schedule, (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the retrospective adjustments for the adoption of new guidance on the presentation of other comprehensive income) and our report dated March 21, 2012 relating to the effectiveness of the Company’s internal control over financial reporting as of January 28, 2012, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
September 21, 2012